Filed Pursuant to Rule 433
Registration No. 333-132911

Subject to Completion
Preliminary Term Sheet dated August 28, 2008

Units

Capped Return Notes

Linked to the S&P 500® Index due November       , 2009

$1,000 principal amount per unit

Term Sheet No. 3092

Merrill Lynch & Co., Inc.

Expected Pricing Date*  September       , 2008

Settlement Date*            September       , 2008

Maturity Date*                 November        , 2009

CUSIP No.                                      59018YT27

▪

200% leveraged upside exposure to increases in the level of the S&P 500® Index (the “ Index ”), subject to a cap of between 14.4% and 16.4%

▪

A maturity of approximately 14 months

▪

1-to-1 downside exposure to decreases in the level of the Index in excess of a Threshold Amount with up to 90% of the principal amount at risk

▪

No periodic interest payments

▪

Minimum initial investment of $10,000

▪

No listing on any securities exchange

Capped Return Notes

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement CRN-1.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$1,000.00	$
Underwriting discount	$15.00	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$985.00	$

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in September or October 2008, the settlement date may occur in September or October 2008 and the maturity date may occur in November or December 2009. Any reference in this term sheet to the month in which the settlement date or maturity date will occur is subject to change as specified above.

“Standard & Poor’s®”, “Standard & Poor’s 500”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicense.

Merrill Lynch & Co.
September        , 2008

Capped Return Notes

Linked to the S&P 500® Index due November     , 2009

Summary

The Capped Return Notes Linked to the S&P 500® Index due November    , 2009 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) that provide a leveraged return for investors, subject to a cap, if the level of the S&P 500® Index (the “Index”) increases moderately from the Starting Value of the Index, determined on the Pricing Date, to the Ending Value of the Index determined on the Calculation Day shortly prior to the maturity date of the Notes. Investors must be willing to forego interest payments on the Notes and be willing to accept a return that is capped or a repayment that may be less, and potentially significantly less, than the Original Public Offering Price of the Notes.

Terms of the Notes		Determining Payment at Maturity for the Notes

Issuer:	Merrill Lynch & Co., Inc.

Original Public Offering Price:	$1,000 per unit

Minimum Initial Investment:	$10,000

Term:	Approximately 14 months

Market Measure:	S&P 500® Index

Starting Value:

The closing value of the Index on the Pricing Date. The actual Starting Value will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with the sale of the Notes.

Ending Value:

The closing value of the Index on the first Calculation Day (as defined in product supplement CRN-1) during the Calculation Period shortly before the maturity date of the Notes, as more fully described in product supplement CRN-1.

Calculation Period:

The period from and including the fifth scheduled Market Measure Business Day (as defined in product supplement CRN-1) before the maturity date to and including the fourth scheduled Market Measure Business Day before the maturity date.

Threshold Value:	90% of the Starting Value.

Capped Value:

Will represent a return of 14.4% to 16.4% over the $1,000 Original Public Offering Price (or $1,144.00 to $1,164.00 per unit of the Notes). The actual Capped Value of the Notes will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

In this case, you should expect to receive a payment that is less, and possibly significantly less, than the $1,000 Original Public Offering Price per unit.

Participation Rate:	200%

Downside Leverage Factor:	100%

Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of ML&Co.

Capped Return Notes

Linked to the S&P 500® Index due November     , 2009

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, including the Participation Rate of 200% and assuming a Capped Value of 15.4%, the midpoint of the range of 14.4% and 16.4%. The green line reflects the hypothetical returns on the Notes, while the gray dashed-line reflects the return of a hypothetical direct investment in the stocks included in the Index excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value, Threshold Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are four examples of payment at maturity calculations (rounded to two decimal places), assuming a hypothetical Starting Value of 1,292.20, the closing level of the Index on August 22, 2008, assuming a Capped Value of $1,154.00, the midpoint of the indicated range of $1,144.00 and $1,164.00, and reflecting the Participation Rate of 200%.

Example 1— The hypothetical Ending Value is 70% of the hypothetical Starting Value and less than the hypothetical Threshold Value:

Hypothetical Starting Value:	1,292.20
Hypothetical Ending Value:	904.54
Hypothetical Threshold Value:	1,162.98

Payment at maturity (per unit) = $800.00

Example 2— The hypothetical Ending Value is 98% of the hypothetical Starting Value and greater than the hypothetical Threshold Value:

Hypothetical Starting Value:	1,292.20
Hypothetical Ending Value:	1,266.36
Hypothetical Threshold Value:	1,162.98

Payment at maturity (per unit) = $1,000.00

If the Ending Value is less than the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount per unit will equal the $1,000 Original Public Offering Price.

Example 3— The hypothetical Ending Value is equal to 104% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,292.20
Hypothetical Ending Value:	1,343.89

Payment at maturity (per unit) = $1,080.00

Example 4— The hypothetical Ending Value is 120% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,292.20
Hypothetical Ending Value:	1,550.64

Payment at maturity (per unit) = $1,154.00 (Payment at maturity cannot be greater than the Capped Value)

Capped Return Notes

Linked to the S&P 500® Index due November     , 2009

The following table illustrates, for the hypothetical Starting Value of 1,292.20, a Threshold Value of 90% of the hypothetical Starting Value and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
▪	the total amount payable on the maturity date per unit of the Notes;
▪	the total rate of return to holders of the Notes;
▪	the pretax annualized rate of return to holders of the Notes; and
▪

the pretax annualized rate of return of a hypothetical investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 2.37% per annum, as more fully described below.

The table below reflects the Participation Rate of 200% and assumes a Capped Value of $1,154.00, the midpoint of the indicated range of $1,144.00 and $1,164.00.

Hypothetical Ending Value		Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit		Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of the stocks included in the Index (1)(2)

646.10		-50.00%	$600.00		-40.00%	-39.31%	-47.98%
775.32		-40.00%	$700.00		-30.00%	-28.34%	-36.19%
904.54		-30.00%	$800.00		-20.00%	-18.23%	-25.45%
1,033.76		-20.00%	$900.00		-10.00%	-8.83%	-15.54%
1,162.98	(3)	-10.00%	$1,000.00		0.00%	0.00%	-6.32%
1,227.59		-5.00%	$1,000.00		0.00%	0.00%	-1.92%
1,266.36		-2.00%	$1,000.00		0.00%	0.00%	0.65%
1,292.20	(4)	0.00%	$1,000.00		0.00%	0.00%	2.34%
1,318.04		2.00%	$1,040.00		4.00%	3.39%	4.02%
1,343.89		4.00%	$1,080.00		8.00%	6.70%	5.67%
1,369.73		6.00%	$1,120.00		12.00%	9.95%	7.31%
1,395.58		8.00%	$1,154.00	(5)	15.40%	12.66%	8.93%
1,421.42		10.00%	$1,154.00		15.40%	12.66%	10.53%
1,550.64		20.00%	$1,154.00		15.40%	12.66%	18.30%
1,679.86		30.00%	$1,154.00		15.40%	12.66%	25.70%

(1)

The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from August 29, 2008 to October 29, 2009, a term expected to be similar to that of the Notes.

(2)	This rate of return assumes:

(a)

a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)

a constant dividend yield of 2.37% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index at the end of each quarter assuming this value increases or decreases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the hypothetical Threshold Value. The actual Threshold Value will be determined on the Pricing Date and set forth in the final term sheet made available in connection with sales of the Notes.

(4)

This is the hypothetical Starting Value, the closing level of the Index on August 22, 2008. The actual Starting Value will be determined on the Pricing Date and set forth in the final term sheet made available in connection with sales of the Notes.

(5)	The total amount payable on the maturity date per unit of the Notes cannot exceed the assumed Capped Value of $1,154.00 (the midpoint of the range of $1,144.00 and $1,164.00).

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Capped Value, Threshold Value and the term of your investment.

Capped Return Notes

Linked to the S&P 500® Index due November     , 2009

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	Your investment may result in a loss.
▪	Your yield may be lower than the yield on other debt securities of comparable maturity.
▪	Your return is limited and may not reflect the return on a direct investment in the stocks included in the Index.
▪	You must rely on your own evaluations regarding the merits of an investment linked to the Index.
▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.
▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.
▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.
▪	Purchases and sales of the stocks underlying the Index by us and our affiliates may affect your return on the Notes.
▪	Potential conflicts of interest could arise.
▪	Tax consequences are uncertain.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.
▪	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value.
▪	You accept that the return on the Notes will not exceed the Capped Value.
▪	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.
▪	You want exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.
▪	You are willing to accept that a trading market is not expected to develop for the Notes.

The Notes may not be appropriate investments for you if:
▪

You anticipate that the Index will depreciate from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

▪	You are seeking 100% principal protection or preservation of capital.
▪	You seek a return on your investment that will not be capped at a percentage that will be between 14.4% and 16.4%.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the stocks included in the Index.
▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Capped Return Notes

Linked to the S&P 500® Index due November     , 2009

The Index

S&P 500 Index

The S&P 500 Index is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s” or “S&P”). The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 31, 2008, 421 companies or 83.7% of the market capitalization of the S&P 500 Index traded on the New York Stock Exchange; 79 companies or 16.3% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market; and no companies traded on the American Stock Exchange. As of July 31, 2008, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 88% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the U.S., excluding American depositary receipts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index, with the approximate percentage of the market capitalization of the S&P 500 Index included in each group as of July 31, 2008 indicated in parentheses: Consumer Discretionary (8.1%); Consumer Staples (11.2%); Energy (14.1%); Financials (15.3%); Health Care (12.7%); Industrials (11.4%); Information Technology (16.5%); Materials (3.8%); Telecommunication Services (3.1%) and Utilities (3.8%). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index. Because of this, the calculation of the Ending Value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Notes. For more information on the S&P 500 Index, please see the section entitled “S&P 500 Index” in the index supplement I-1.

The following graph sets forth the monthly historical performance of the Index in the period from January 2003 through July 2008. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On August 22, 2008, the closing level of the Index was 1,292.20.

The information on the Index provided in this document should be read together with the discussion under the heading “The S&P 500 Index” beginning on page IS-6 of the index supplement I-1.

Capped Return Notes

Linked to the S&P 500® Index due November     , 2009

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussions under the sections entitled “United States Federal Income Taxation” in the accompanying product supplement CRN-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement CRN-1) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange. The deductibility of capital losses is subject to certain limitations.

Possible Future Tax Law Changes. On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar to the Notes should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement CRN-1.

Capped Return Notes

Linked to the S&P 500® Index due November     , 2009

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 28, 2008 and March 30, 2007 and the three-month and six-month periods ended June 27, 2008 and June 29, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), and June 27, 2008 (which report included explanatory paragraphs related to the restatement discussed in Note 16 to the condensed consolidated interim financial statements and a number of transactions subsequent to the balance sheet date which are expected to have a material impact on the interim financial statements for the three and nine month periods ended September 26, 2008 discussed in Note 18 to the condensed consolidated interim financial statements), and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Capped Return Notes

Linked to the S&P 500® Index due November     , 2009

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement CRN-1 dated June 3, 2008:
http://www.sec.gov/Archives/edgar/data/65100/000116923208002245/d74383_424b2.htm

▪	Index supplement I-1 dated June 6, 2007:
http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

▪	MTN prospectus supplement dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.